[MULTIPLIER]             1,000

                               Three Months          Six Months
                               Ended June 30,       Ended June 30,
                              1996        1995     1996        1995
Net income (loss)             $  507     $ 2,224   $ (1,691)   $ 2,576
                              ======     =======   ========    =======
Weighted average number of shares
  Primary:
    Average common shares
       outstanding             5,733       5,732      5,733      5,781
    Common share equivalents
       resulting from assumed
       exercise of stock options   1          42          1         50
                               -----       -----      -----      -----
                               5,734       5,774      5,734      5,831
                               =====       =====      =====      =====

  Fully diluted:
    Average common shares
      outstanding              5,733       5,732      5,733      5,781
    Common share equivalents
      resulting from assumed
      exercise of stock options    1          42          1         50
                               -----       -----      -----      -----
                               5,734       5,774      5,734      5,831
                               =====       =====      =====      =====
    Earnings per common share:
    Primary                     $.09        $.39      $(.29)      $.44
    Fully diluted                .09         .39       (.29)       .44

    Primary earnings per common share are computed by dividing net income, by the weighted average number of common shares and common share equivalents outstanding. Common share equivalents are computed using the treasury stock method. Under the treasury stock method, an average market price is used to determine the number of common share equivalents for primary earnings per common share. The higher of the average or the end of period market price is used to determine the number of common share equivalents for fully diluted earnings per common share.


